Mail Stop 3-8


								May 19, 2005


By Facsimile and U.S. Mail

Green Mountain Power Corporation
Robert Griffin
Chief Financial Officer
163 Acorn Lane
Colchester VT 05446

FAX: (802) 655-8419

Re:
      Form 10-K for the year ended December 31, 2004
      File No. 1-08291

Dear Mr. Griffin,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,




							Jim Allegretto
Senior Assistant Chief Accountant
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May 19, 2005
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